Exhibit 99.1

May 10, 2016

TransEnterix, Inc. Reports Operating Results for the First Quarter 2016

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the first quarter of 2016.

Financial Highlights
For the three months ended March 31, 2016, the Company reported total operating expenses of $15.0 million, including research and development expenses of $8.4 million, sales and marketing expenses of $1.7 million, and general and administrative expenses of $2.2 million. Total operating expenses increased from $9.8 million in the three months ended March 31, 2015, primarily as a result of increased investment in the development and commercialization of the ALF-X and other costs related to the ALF-X platform.

The Company had cash and cash equivalents of approximately $53.5 million as of March 31, 2016, and approximately $75.0 million as of April 30, 2016. The Company expects its existing cash and cash equivalents to fund operations through the third quarter of 2017.

SurgiBot 510(k) Update
As previously announced, the Company received a Not Substantially Equivalent (“NSE”) letter from the U.S. Food and Drug Administration (“FDA”). The Company expects to have further discussions with the FDA, but currently believes that a new 510(k) submission would be required to obtain clearance. The Company has evaluated the operational and financial feasibility of pursuing 510(k)s for SurgiBot and ALF-X concurrently, and has decided to reprioritize its near-term regulatory efforts and focus on the ALF-X 510(k) submission. As a result, in the 2016 second quarter, the Company has taken actions to reduce headcount and investment related to the SurgiBot.

ALF-X Business Update
In the first quarter, the Company continued to strengthen the ALF-X commercialization team, increasing direct sales headcount by three since our March 3, 2016 investor update, including anticipated new hires starting through July 1, 2016. Ten additional hospitals have participated in hands-on training events, bringing the total since beginning the commercial launch to eighteen hospitals. The Company has also executed on its plan to expand commercialization through distribution, adding distributor partners in Europe and the Middle East. The Company has also begun evaluating distribution partners for Asia. The Company continues to expect to submit a 510(k) application to the FDA for the ALF-X in the fourth quarter of 2016.

“We were surprised and disappointed with the outcome of our SurgiBot 510(k) submission and expect to gain further clarity from the FDA on its response,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We remain enthusiastic about the significant opportunity for ALF-X and are continuing to invest in our commercialization efforts and preparing for our ALF-X 510(k) submission.”

Conference Call
TransEnterix, Inc. will host a conference call on Tuesday, May 10, 2016 at 4:30 PM ET to discuss its first quarter 2016 operating and financial results. To listen to the conference call on your telephone, please dial (888) 427-9419 for domestic callers or (719) 457-1035 for international callers and reference TransEnterix Call approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the commercialization of the ALF-X, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye tracking camera control. The ALF-X has been granted a CE Mark but is not available for sale in the US. The company is also working on the development of the SurgiBot System, a single-port, robotically enhanced laparoscopic surgical platform. The SurgiBot System is not yet available for sale in any market. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements
This press release includes statements relating to our 2016 first quarter financial results, the ALF-X® System, the SurgiBot™ System and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will be able to gain greater clarity from the FDA on its response to our 510(k) submission on the SurgiBot System and whether the Company’s existing cash and cash equivalents will fund operations through the third quarter of 2017. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 3, 2016, our other filings we make with the SEC and our Form 10-Q for the 2016 first quarter expected to be filed on or before its due date. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended
		March 31,
	2016		2015
Operating Expenses
Research and development	$8,385		$7,484
Sales and marketing	1,683		375
General and administrative	2,239		1,855
Amortization of intangible assets	1,817		125
Change in fair value of contingent consideration	856		—

Total Operating Expenses	14,980		9,839

Operating Loss	(14,980)		(9,839)

Other Expense
Interest expense, net	(578)		(281)

Total Other Expense, net	(578)		(281)

Loss before income taxes	$(15,558)		$(10,120)
Income tax benefit	2,645		—

Net loss	$(12,913)		$(10,120)

Other comprehensive gain
Foreign currency translation gains	3,796		—

Comprehensive loss	$(9,117)		$(10,120)

Net loss per share — basic and diluted	$(0.12)		$(0.16)

Weighted average common shares outstanding — basic and diluted	104,260		$63,745

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	March 31,	December 31,
	2016	2015

Assets
Current Assets
Cash and cash equivalents	$53,511	$38,449
Accounts receivable, net	79	76
Inventories	3,615	3,923
Interest receivable	12	6
Other current assets	7,069	6,689

Total Current Assets	64,286	49,143

Inventories	1,028	709
Property and equipment, net	5,921	4,408
Intellectual property, net	46,892	46,898
In-process research and development	17,191	16,511
Goodwill	132,394	130,869
Other long term assets	64	64

Total Assets	$267,776	$248,602

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,140	$4,450
Accrued expenses	6,663	7,395
Contingent consideration – current portion	13,300	12,500
Notes payable — current portion	7,493	6,727

Total Current Liabilities	30,596	31,072
Long Term Liabilities
Contingent consideration – less current portion	11,056	11,000
Net deferred tax liabilities	14,210	16,263
Notes payable — less current portion, net of debt discount	11,057	12,990

Total Liabilities	66,919	71,325
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at March 31, 2016 and December 31, 2015; 109,457,941 and 100,180,872 shares issued at March 31, 2016 and December 31, 2015, respectively; and 109,386,396 and 100,149,453 shares outstanding at March 31, 2016 and December 31, 2015, respectively	109	100
Additional paid-in capital	396,098	363,280
Accumulated deficit	(195,777)	(182,864)
Treasury stock at cost, 71,545 and 31,419 shares at March 31, 2016 and December 31, 2015, respectively	(203)	(73)
Accumulated other comprehensive income (loss)	630	(3,166)

Total Stockholders’ Equity	200,857	177,277

Total Liabilities and Stockholders’ Equity	$267,776	$248,602

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating Activities
Net loss	$(12,913)	$(10,120)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	565	265
Amortization of intangible assets	1,817	125
Amortization of debt discount and debt issuance costs	52	27
Stock-based compensation	1,428	899
Deferred tax (benefit) expense	(2,645)	—
Change in fair value of contingent consideration	856	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	—	80
Interest receivable	(6)	—
Inventories	(1,735)	—
Other current and long term assets	(132)	143
Accounts payable	(1,391)	510
Accrued expenses	(765)	(143)

Net cash and cash equivalents used in operating activities	(14,869)	(8,214)

Investing Activities
Purchase of property and equipment	(153)	(155)

Net cash and cash equivalents used in investing activities	(153)	(155)

Financing Activities
Payment of debt	(1,219)	—
Proceeds from issuance of common stock, net of issuance costs	31,391	1,783
Taxes paid related to net share settlement of vesting of restricted stock units	(130)	—
Proceeds from exercise of stock options and warrants	8	196

Net cash and cash equivalents provided by financing activities	30,050	1,979

Effect of exchange rate changes on cash and cash equivalents	34	—

Net increase (decrease) in cash and cash equivalents	15,062	(6,390)
Cash and cash equivalents, beginning of period	38,449	34,766

Cash and cash equivalents, end of period	$53,511	$28,376

Supplemental Disclosure for Cash Flow Information
Interest paid	$373	$187
Supplemental Schedule of Noncash Investing Activities
Transfer of inventory to property and equipment	$1,823	$—

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, 443-213-0501
invest@transenterix.com
or
Media Contact:
Mohan Nathan, 919-765-8400
media@transenterix.com